Exhibit 99.1

COMMODORE
                                                                    NEWS RELEASE


For release:  Immediate
Contact: James M. DeAngelis - (212) 308-5800



Commodore Applied Technologies, Inc.

         o Advanced Remediation Technologies Contract Phase I Testing of SET(TM) Technology Proceeding on Schedule -
              Topical Report Issued to DOE
         o    Waste Types Tested Expanded to Mixed Waste
         o    Phase II Testing Proposal Submitted to DOE


NEW YORK, NY - February 12, 2007 - Commodore Applied Technologies,  Inc. (OTCBB:

CXIA),  today announced that the Company's  wholly owned  subsidiary,  Commodore

Advanced Sciences,  Inc. (CASI), has completed  approximately 85% of the testing on various waste surrogates and matrices under the Phase I contract award to the

Company by the DOE-EM Advanced  Remediation  Technologies (ART) program. The ART program is  designed  by the DOE to test  various  mixed  waste  surrogates  and matrices  which mimic the waste types found in holding  tanks and other areas at

DOE legacy  waste  sites such as those at  Savannah  River,  Hanford,  and other locations. This contract is one of ten awarded last August by DOE as part of its

Advanced Remediation  Technologies (ART) program. CASI has submitted its Topical

Report on its Phase I  results,  a  milestone,  and has  submitted  its Phase II proposal to the DOE in accord with its ART contract.



                                    - more -

                                                  ART Sampling Testing - Phase I
                                                               February 12, 2007
                                                                          Page 2


President and Chief  Operating  officer,  Mr. Mack Jones  stated:  "We have been processing  commercial  volumes  of mixed  waste  streams  for  years  using our commercial  equipment,  destroying  organic  materials at levels  compliant with regulated disposal, but this new ART study involves separating problematic heavy metals  from target  materials.  In order to  demonstrate  fully the breadth and depth  of  the  treatment  capabilities  of  our  Solvated  Electron  Technology

(SET(TM))  process to DOE, we decided to  construct a smaller  treatment  system capable of rapid batch processing that we call the RTDT. The system allows us to test many  different  samples  using  various 'run recipes' in a short period of time at our Oak Ridge, Tennessee facility." Mr. Jones further stated: "The added benefit of performing the study's Phase I work in our new Tennessee  facility is that our potential clients can readily observe the tests in addition to becoming acquainted with all of our commercial  production  equipment based at this site.

Commodore is prepared to go from  feasibility  study to actual multi-ton per day processing  of waste  streams of its  customers in a relatively  short period of time."


CASI Senior  Scientist,  Dr. Douglas  Mather,  is researching the use of SET(TM)

technology  as a "tunable"  metals  extraction  process for  application  to the varied  legacy  wastes  managed  by the DOE.  Using  non-radioactive  metals  as surrogates for radioactive tank contents, soil contaminants, and decommissioning

& demolition (D&D) generated wastes, a range of SET(TM)-based chemical processes are being tested.


                                    - more -

                                                  ART Sampling Testing - Phase I
                                                               February 12, 2007
                                                                          Page 3

Dr. Mather stated:  "The test matrices  contain certain metals as surrogates for the radioactive compounds expected.  The metals list is broad enough in scope to demonstrate  for the ART program the potential  for selective and  comprehensive metals extraction within the time and scheduling  framework of the project." Dr.

Mather further stated:  "The Company also plans to demonstrate  some mixed waste surrogate samples which will show DOE that SET(TM)  processing will destroy TSCA and RCRA  compounds as well.  Our plan is to prove we can provide DOE a powerful waste treatment solution,  backed by commercially proven SET(TM) engineering and technology."



The DOE ART Phase I contract  awarded to the Company in August 2006 is valued at approximately  $283,000.  The  Company  expects to finish  all  sample  matrices testing by March 2007,  culminating  in a  demonstration  for interested DOE and other officials at the Oak Ridge, TN facility.  Based on the successful  results of Phase I testing,  the  Company is  currently  competing  for a Phase II award under the ART  program  which is  expected  to have a value of  several  million dollars.  The mission of the ART is to support the  development of  technologies that have the  potential  to reduce  cleanup  costs and  increase the safety and efficiency  of  treating  and  disposing  of various  waste  streams,  including radioactive wastes at several legacy sites (Hanford,  INEL,  Savannah River, and others).


                                    - more -

                                                  ART Sampling Testing - Phase I
                                                               February 12, 2007
                                                                          Page 4


Commodore Applied  Technologies,  Inc., is a diverse technical solutions company focused on high-end  environmental  markets.  The Commodore  family of companies includes  subsidiaries  Commodore  Solution  Technologies and Commodore Advanced

Sciences.  The Commodore  companies provide  environmental  services,  technical services and patented remediation technologies designed to treat hazardous waste from  nuclear  and  chemical  sources.  More  information  is  available  on the

Commodore web site at www.commodore.com.


This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements. Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.


The factors that may cause Commodore's actual results to differ from its forward-looking statements include: Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore's ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.


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